Exhibit 10(bb)



                                   SOTHEBY'S
                                  FOUNDED 1744

                     34-35 New Bond Street, London W1A 2AA
                           Telephone: (0171) 408 5877
                            Telefax: (0171) 408 5065






25 March 1996


The Rt. Hon. The Earl of Gowrie
Chairman
The Arts Council of England
14 Great Peter Street
London
SW1P 3NQ


Dear Grey:

I am writing to confirm our recent conversation in which we agreed that Sotheby's would pay you a fee of 20,000 (pound sterling) per annum. This would be in addition to your Holdings Board fee.

You have kindly offered to provide your help and advice and to generate sales of $1 million in the year.

I propose that we review the arrangement at the end of the year and in the meantime I am having a formal contract prepared which I will forward to you when it is ready. I suggest that you invoice us quarterly in arrears but am very happy to pay monthly if you would prefer. Either way I will arrange for a payment to be made for the first three months. Perhaps you would let me have an invoice that sets out payment instructions.

I trust that the above accurately reflects our agreement.

With good wishes.

Yours sincerely



/s/ George Bailey

George Bailey



                                 George Bailey
                               Managing Director

               Sotheby's London: Referenced in the above address
                                 No. 1222607